www.genpt.com
News Release

February 15, 2024

FOR IMMEDIATE RELEASE

Genuine Parts Company
Reports Fourth Quarter and Full-Year 2023 Results

Declares Dividend Increase for 68th Consecutive Year
Provides 2024 Outlook

Fourth Quarter 2023 Highlights
•Sales of $5.6 billion, Up 1.1%
•Diluted EPS of $2.26, Up 27.7%, or Up 10.2% from Adjusted Diluted EPS in 2022

Full-Year 2023 Highlights
•Sales of $23.1 billion, Up 4.5%
•Diluted EPS of $9.33, Up 12.3%, or Up 11.9% from Adjusted Diluted EPS in 2022
•Cash from Operations of $1.4 billion; Free Cash Flow of $923 million
•Returned $788 million to Shareholders via Cash Dividends and Share Repurchases

2024 Outlook
•Revenue Growth of 3% to 5%
•Adjusted Diluted EPS of $9.70 to $9.90

ATLANTA - Genuine Parts Company (NYSE: GPC), a leading global distributor of automotive and industrial replacement parts, announced today its results for the fourth quarter and twelve months ended December 31, 2023.

“We are pleased to report that GPC delivered on our financial commitments in 2023 and finished the year with a solid fourth quarter. We reported mid-single-digit total sales growth and our third consecutive year of double-digit earnings growth," said Paul Donahue, Chairman and Chief Executive Officer. "We achieved these results despite a more challenging environment and are confident we are investing in the right areas of our business to deliver long-term profitable growth. Thank you to all our teammates and vendor partners across the globe for the ongoing commitment to serving our customers."

Fourth Quarter 2023 Results

Sales were $5.6 billion, a 1.1% increase compared to $5.5 billion in the same period of the prior year. The improvement is attributable to a 2.0% benefit from acquisitions, 0.3% favorable impact of foreign currency and other, partially offset by a 1.2% decrease in comparable sales.

Net income was $317 million, an increase of 25.8% compared to prior year net income of $252 million or 8.7% when compared to prior year period adjusted net income of $292 million. Diluted earnings per share was $2.26, an increase of 27.7% compared to prior year period diluted earnings per share of $1.77 or 10.2% when compared to prior year period adjusted diluted earnings per share of $2.05. Refer to the reconciliation of GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share for more information.

Fourth Quarter 2023 Segment Highlights

Automotive Parts Group ("Automotive")

Global Automotive sales were $3.5 billion, up 0.8% from the same period in 2022, with a 2.9% benefit from acquisitions, 0.6% favorable impact of foreign currency and other, partially offset by a 2.7% decrease in comparable sales. Segment profit of $259 million decreased 12.2%, with profit margin of 7.5%, down 110 basis points to last year.

Industrial Parts Group ("Industrial")

Industrial sales were $2.1 billion, up 1.7% from the same period in 2022, reflecting a 1.2% increase in comparable sales, 0.5% benefit from acquisitions and no impact of foreign currency. Segment profit of $275 million increased 19.3% with segment profit margin of 12.9%, up 190 basis points from the same period of the prior year.

"The value and benefit of our diverse business were evident in our fourth quarter and full-year results,” said Will Stengel, President and Chief Operating Officer. “Our Industrial and International Automotive businesses outperformed our expectations in 2023, offsetting softer results in our U.S. Automotive business. We took accelerated action on targeted priorities during the year to improve U.S. Automotive and have seen positive impacts from these efforts. Around the world, we are focused on our near- and long-term strategic initiatives to deliver value for our customers every day.”

Full-Year 2023 Results

Sales for the twelve months ended December 31, 2023 were $23.1 billion, up 4.5% from the same period in 2022. Net income for the twelve months was $1.3 billion, or $9.33 per diluted share, an increase of 12.3% compared to $8.31 per diluted share in 2022 or an increase of 11.9% when compared to adjusted diluted earnings per share of $8.34 in 2022.

Balance Sheet, Cash Flow and Capital Allocation

The company generated cash flow from operations of $1.4 billion for the twelve months of 2023. We used $706 million in cash for investing activities, including $513 million in capital expenditures primarily in supply chain, facilities and technology, $25 million proceeds from the sale of property, plant and equipment, $309 million for acquisitions of business and other investing activities, and $80 million in proceeds from the sale of our remaining investment in S.P. Richards and other investments. We also used $292 million for financing activities, including $527 million for quarterly dividends paid to shareholders and $261 million for stock repurchases. Included in financing activities is $531 million of net proceeds from debt primarily from the Senior Notes offering. Free cash flow was $923 million for the twelve months in 2023.
The company ended the quarter and year with $2.6 billion in total liquidity, consisting of $1.5 billion availability on the revolving credit facility and $1.1 billion in cash and cash equivalents.

Dividend Declaration

GPC's Board of Directors approved an approximately 5% increase in its regular quarterly cash dividend for 2024. This increased the cash dividend payable to an annual rate of $4.00 per share from $3.80 per share in 2023. The quarterly cash dividend of $1.00 per share is payable April 1, 2024 to shareholders of record March 1, 2024. The company has paid a cash dividend every year since going public in 1948, and 2024 marks the 68th consecutive year of increased dividends paid to shareholders.

Global Restructuring

The company is introducing a global restructuring designed to better align the company’s assets and further improve the efficiency of the business. This initiative includes an announced voluntary retirement offer in the U.S., along with a rationalization and optimization of certain distribution centers, stores and other facilities. GPC expects to incur costs of approximately $100 million to $200 million related to the restructuring efforts in 2024 and will report these costs as a non-recurring expense. Through these efforts, the company expects to realize approximately $20 million to $40 million of savings in 2024, and approximately $45 million to $90 million on an annualized basis.

“We continuously pursue initiatives to simplify and streamline our business, enhance our service proposition and align with the market environments. Our coordinated global restructuring program is designed to improve service for customers and create value for our shareholders. We are focused on what we can control and will execute with discipline to deliver on our long-term financial targets," Stengel concluded.

2024 Outlook

In consideration of several factors, the company is establishing full-year 2024 guidance. The company considered its recent business trends and financial results, current growth plans, strategic initiatives, global economic outlook, geopolitical conflicts and the potential impact on results in establishing its guidance, which is outlined in the table below.

Year Ended 12/31/2024
Total sales growth	3% to 5%
Automotive sales growth	2% to 4%
Industrial sales growth	3% to 5%
Diluted earnings per share	$8.95 to $9.15
Adjusted diluted earnings per share	$9.70 to $9.90
Effective tax rate	Approx. 24%
Net cash provided by operating activities	$1.3 billion to $1.5 billion
Free cash flow	$800 million to $1 billion

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These items include adjusted net income, adjusted diluted net income per common share and free cash flow. The company believes that the presentation of adjusted net income, adjusted diluted net income per common share and free cash flow, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of the company's core operations. The company considers these metrics useful to investors because they provide greater transparency into management’s view and assessment of the company’s ongoing operating performance by removing items management believes are not representative of our continuing operations and may distort our longer-term operating trends. We believe these measures are useful and enhance the comparability of our results from period to period and with our competitors, as well as show ongoing results from operations distinct from items that are infrequent or not associated with the company’s core operations. The company does not, nor does it suggest investors should, consider such non-GAAP financial measures as superior to, in isolation from, or as a substitute for, GAAP financial information. The company has included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below. We do not provide forward-looking guidance for certain financial measures on a GAAP basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

Comparable Sales

Comparable sales is a key metric that refers to period-over-period comparisons of our sales excluding the impact of acquisitions, foreign currency and other. Our calculation of comparable sales is computed using total business days for the period. The company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the company’s core ongoing operations. This is a metric that is widely used by analysts, investors and competitors in our industry, although our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Conference Call

Genuine Parts Company will hold a conference call today at 8:30 a.m. Eastern Time to discuss the results of the quarter. A supplemental earnings deck will also be available for reference. Interested parties may listen to the call and view the supplemental earnings deck on the company’s investor relations website. The call is also available by dialing 800-836-8184. A replay of the call will be available on the company’s website or toll-free at 888-660-6345 conference ID 30941#, two hours after completion of the call.

About Genuine Parts Company

Established in 1928, Genuine Parts Company is a leading global service organization specializing in the distribution of automotive and industrial replacement parts. Our Automotive Parts Group operates across the U.S., Canada, Mexico, Australasia, France, the U.K., Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal, while our Industrial Parts Group serves customers in the U.S., Canada, Mexico and Australasia. We keep the world moving with a vast network of over 10,700 locations spanning 17 countries supported by more than 60,000 teammates. Learn more at genpt.com.

Investor Contact:	Media Contact:
Timothy Walsh (678) 934-5349	Heather Ross (678) 934-5220
Senior Director- Investor Relations	Vice President - Strategic Communications

Forward Looking Statements

Some statements in this release, as well as in other materials we file with the Securities and Exchange Commission (SEC), release to the public, or make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements include our view of business and economic trends for the coming year, our expectations regarding our ability to capitalize on these business and economic trends and to execute our strategic priorities, and the established full-year 2024 financial guidance provided above. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking.

We caution you that all forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, changes in general economic conditions, including unemployment, inflation (including the impact of tariffs) or deflation, financial institution disruptions and geopolitical conflicts such as the conflict between Russia and Ukraine, the conflict in the Gaza strip and other unrest in the Middle East; volatility in oil prices; significant cost increases, such as rising fuel and freight expenses; public health emergencies, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, on vehicle miles driven as well as other metrics that affect our business, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with our debt covenants; our ability to successfully integrate acquired businesses into our operations and to realize the anticipated synergies and benefits; our ability to successfully implement our business initiatives in our two business segments; slowing demand for our products; the ability to maintain favorable supplier arrangements and relationships; changes in national and international legislation or government regulations or policies, including changes to import tariffs, environmental and social policy, infrastructure programs and privacy legislation, and their impact to us, our suppliers and customers; changes in tax policies; volatile exchange rates; our ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting, including as a result of the work from home environment; the uncertainties and costs of litigation; disruptions caused by a failure or breach of our information systems, as well as other risks and uncertainties discussed in our Annual Report on Form 10-K for 2023 and from time to time in our subsequent filings with the SEC.

Forward-looking statements speak only as of the date they are made, and we undertake no duty to update any forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share data)	2023	2022	2023	2022
Net sales	$5,585,884	$5,523,650	$23,090,610	$22,095,973
Cost of goods sold	3,552,597	3,549,959	14,799,938	14,355,869
Gross profit	2,033,287	1,973,691	8,290,672	7,740,104
Operating expenses:
Selling, administrative and other expenses	1,522,447	1,531,883	6,167,143	5,758,295
Depreciation and amortization	88,581	87,997	350,529	347,819
Provision for doubtful accounts	3,569	6,252	25,947	19,791
Total operating expenses	1,614,597	1,626,132	6,543,619	6,125,905
Non-operating expenses (income):
Interest expense, net	15,323	15,569	64,469	73,887
Other	(15,426)	(5,393)	(59,764)	(32,290)
Total non-operating expenses (income)	(103)	10,176	4,705	41,597
Income before income taxes	418,793	337,383	1,742,348	1,572,602
Income taxes	101,918	85,407	425,824	389,901
Net income	$316,875	$251,976	$1,316,524	$1,182,701
Dividends declared per common share	$0.950	$0.895	$3.800	$3.580
Basic earnings per share	$2.27	$1.79	$9.38	$8.36
Diluted earnings per share	$2.26	$1.77	$9.33	$8.31

Weighted average common shares outstanding	139,766	141,049	140,367	141,468
Dilutive effect of stock options and non-vested restricted stock awards	593	923	667	854
Weighted average common shares outstanding — assuming dilution	140,359	141,972	141,034	142,322

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2023	2022	2023	2022
Net sales:
Automotive	$3,459,014	$3,433,057	$14,246,783	$13,666,634
Industrial	2,126,870	2,090,593	8,843,827	8,429,339
Total net sales	$5,585,884	$5,523,650	$23,090,610	$22,095,973
Segment profit:
Automotive	$259,109	$295,199	$1,174,880	$1,191,674
Industrial	274,670	230,306	1,102,836	886,636
Total segment profit	533,779	525,505	2,277,716	2,078,310
Interest expense, net	(15,323)	(15,568)	(64,469)	(73,886)
Corporate expense	(65,899)	(81,481)	(323,721)	(269,364)
Intangible asset amortization	(33,764)	(38,697)	(147,178)	(157,437)
Other unallocated costs	—	(52,376)	—	(5,021)
Income before income taxes	$418,793	$337,383	$1,742,348	$1,572,602
The following table presents a summary of the other unallocated costs:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2023	2022	2023	2022
Other unallocated costs:
Gain on sales of real estate	$—	$—	$—	$102,803
Gain on insurance proceeds	—	—	—	1,507
Product liability adjustment	—	(28,730)	—	(28,730)
Transaction and other costs	—	(23,646)	—	(80,601)
Total other unallocated costs (1)	$—	$(52,376)	$—	$(5,021)
(1) Refer to the reconciliation of GAAP net income to adjusted net income for explanation of adjustments.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of December 31,
(in thousands, except share and per share data)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$1,102,007	$653,463
Trade accounts receivable, net	2,223,431	2,188,868
Merchandise inventories, net	4,676,686	4,441,649
Prepaid expenses and other current assets	1,603,728	1,532,759
Total current assets	9,605,852	8,816,739
Goodwill	2,734,681	2,588,113
Other intangible assets, net	1,792,913	1,812,510
Property, plant and equipment, net	1,616,785	1,326,014
Operating lease assets	1,268,742	1,104,678
Other assets	949,481	847,325
Total assets	$17,968,454	$16,495,379

Liabilities and equity
Current liabilities:
Trade accounts payable	$5,499,536	$5,456,550
Current portion of debt	355,298	252,029
Other current liabilities	1,839,640	1,851,340
Dividends payable	132,635	126,191
Total current liabilities	7,827,109	7,686,110
Long-term debt	3,550,930	3,076,794
Operating lease liabilities	979,938	836,019
Pension and other post-retirement benefit liabilities	219,644	197,879
Deferred tax liabilities	437,674	391,163
Other long-term liabilities	536,174	502,967
Equity:
Preferred stock, par value $1 per share — authorized 10,000,000 shares; none issued	—	—
Common stock, par value $1 per share - authorized 450,000,000 shares; issued and outstanding - 2023 - 139,567,071 shares and 2022 - 140,941,649 shares	139,567	140,941
Additional paid-in capital	173,025	140,324
Accumulated other comprehensive loss	(976,872)	(1,032,542)
Retained earnings	5,065,327	4,541,640
Total parent equity	4,401,047	3,790,363
Noncontrolling interests in subsidiaries	15,938	14,084
Total equity	4,416,985	3,804,447
Total liabilities and equity	$17,968,454	$16,495,379

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended December 31,
(in thousands)	2023	2022
Operating activities:
Net income	$1,316,524	$1,182,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	350,529	347,819
Deferred income taxes	42,114	2,220
Share-based compensation	57,226	38,058
Gain on sale of real estate	—	(102,803)
Other operating activities	(41,626)	18,377
Changes in operating assets and liabilities:
Trade accounts receivable, net	31,989	(244,371)
Merchandise inventories, net	(69,148)	(380,420)
Trade accounts payable	2,038	676,406
Other assets and liabilities	(254,036)	(71,016)
Net cash provided by operating activities	1,435,610	1,466,971
Investing activities:
Purchases of property, plant and equipment	(512,675)	(339,632)
Proceeds from sale of property, plant and equipment	25,099	145,007
Proceeds from divestitures of businesses	10,754	33,604
Proceeds from sale of investment	80,482	—
Proceeds from settlement of net investment hedge	—	158,441
Acquisitions and other investing activities	(309,452)	(1,681,660)
Net cash used in investing activities	(705,792)	(1,684,240)
Financing activities:
Proceeds from debt	3,769,132	5,108,641
Payments on debt	(3,237,959)	(4,147,773)
Shares issued from employee incentive plans	(24,145)	(17,377)
Dividends paid	(526,674)	(495,917)
Purchase of stock	(261,473)	(222,726)
Other financing activities	(11,042)	(19,747)
Net cash provided by (used in) financing activities	(292,161)	205,101
Effect of exchange rate changes on cash and cash equivalents	10,887	(49,070)
Net decrease in cash and cash equivalents	448,544	(61,238)
Cash and cash equivalents at beginning of year	653,463	714,701
Cash and cash equivalents at end of year	$1,102,007	$653,463

Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes	$366,270	$362,859
Interest	$90,405	$73,368

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME AND GAAP DILUTED NET INCOME PER COMMON SHARE TO ADJUSTED DILUTED NET INCOME PER COMMON SHARE
(UNAUDITED)

The table below represents a reconciliation from GAAP net income to adjusted net income:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2023	2022	2023	2022
GAAP net income	$316,875	$251,976	$1,316,524	$1,182,701

Adjustments:
Gain on sales of real estate (1)	—	—	—	(102,803)
Gain on insurance proceeds (2)	—	—	—	(1,507)
Product liability adjustment (3)	—	28,730	—	28,730
Transaction and other costs (4)	—	23,646	—	80,601
Total adjustments	—	52,376	—	5,021
Tax impact of adjustments (5)	—	(12,788)	—	(137)
Adjusted net income	$316,875	$291,564	$1,316,524	$1,187,585

The table below represents amounts per common share assuming dilution:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share data)	2023	2022	2023	2022
GAAP net income per common share	$2.26	$1.77	$9.33	$8.31

Adjustments:
Gain on sales of real estate (1)	—	—	—	(0.72)
Gain on insurance proceeds (2)	—	—	—	(0.01)
Product liability adjustment (3)	—	0.20	—	0.20
Transaction and other costs (4)	—	0.17	—	0.56
Total adjustments	—	0.37	—	0.03
Tax impact of adjustments (5)	—	(0.09)	—	—
Adjusted diluted net income per common share	$2.26	$2.05	$9.33	$8.34
Weighted average common shares outstanding - assuming dilution	140,359	141,972	141,034	142,322

The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the consolidated statements of income (loss).

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2023	2022	2023	2022
Cost of goods sold	$—	$—	$—	$5,000
Selling, administrative and other expenses	—	43,376	—	(7,472)
Non-operating (income): Other	—	9,000	—	7,493
Total adjustments	$—	$52,376	$—	$5,021

(1)Adjustment reflects a gain on the sale of real estate that had been leased to S.P. Richards.

(2)Adjustment reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs.
(3)Adjustment to remeasure the product liability reserve for a revised estimate of the number of claims to be incurred in future periods, among other assumptions.
(4)Adjustment for 2022 primarily includes costs of $67 million associated with the January 3, 2022 acquisition and integration of KDG which includes a $17 million impairment charge. The impairment charge was driven by a decision to retire certain legacy trade names, classified as other intangible assets, prior to the end of their estimated useful lives as part of executing our KDG integration and rebranding strategy. Separately, this adjustment includes an $11 million loss related to an investment.
(5)We determine the tax effect of non-GAAP adjustments by considering the tax laws and statutory income tax rates applicable in the tax jurisdictions of the underlying non-GAAP adjustments, including any related valuation allowances. For the three and twelve months ended December 31, 2022, we applied the statutory income tax rates to the taxable portion of all of our adjustments, which resulted in a tax impact of $13 million and $137 thousand, respectively. A portion of our transaction costs included in our non-GAAP adjustments for the year ended December 31, 2022 were not deductible for income tax purposes; therefore, no statutory income tax rate was applied to such costs.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CHANGE IN NET SALES SUMMARY
(UNAUDITED)

	Three Months Ended December 31, 2023
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	(2.7)%	2.9%	1.3%	(0.7)%	0.8%
Industrial	1.2%	0.5%	—%	—%	1.7%
Total Net Sales	(1.2)%	2.0%	0.8%	(0.5)%	1.1%

	Twelve Months Ended December 31, 2023
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	2.1%	2.8%	(0.4)%	(0.3)%	4.2%
Industrial	4.8%	0.6%	(0.5)%	—%	4.9%
Total Net Sales	3.1%	2.0%	(0.4)%	(0.2)%	4.5%

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(UNAUDITED)

	Twelve Months Ended December 31,
(in thousands)	2023	2022
Net cash provided by operating activities	$1,435,610	$1,466,971
Purchases of property, plant and equipment	(512,675)	(339,632)
Free Cash Flow	$922,935	$1,127,339